F-star Therapeutics Reports Full-Year 2020 Financial Results and

Provides Corporate Update

Company to Host Conference Call Today at 9 a.m. EDT

CAMBRIDGE, UK and CAMBRIDGE, MA, March 29, 2021(GLOBE NEWSWIRE) — F-star Therapeutics, Inc. (NASDAQ: FSTX), a clinical-stage biopharmaceutical company dedicated to developing next generation immunotherapies to transform the lives of patients with cancer, today announces 2020 full-year financial results and provides corporate update.

2020 was a year of transformation for F-star. The Company successfully listed on NASDAQ and advanced multiple programs into the clinic. F-star also presented Phase 1 data on its most advanced program FS118, and dosed patients in two additional clinical trials with FS222 and FS120. The Company continued to deliver on its long-term collaborations and ended the year with a total of four clinical stage programs, and a robust pipeline generated from its unique tetravalent bispecific platform technology.

Eliot Forster, CEO of F-star Therapeutics, Inc., said, “F-star finished the year in a strong position, having made significant progress towards our mission of transforming the lives of patients with cancer. Listing on NASDAQ at the end of 2020 has accelerated our plans and we now have four programs in the clinic with the potential to help patients where there is currently significant unmet need. FS118 (LAG-3/PD-L1 bispecific), the most advanced of these, showed encouraging signs of clinical activity with a novel mechanism of action for acquired resistance patients and a proof-of-concept trial in PD-1 resistant head and neck cancer patients is now underway. FS222, a potentially best-in-class bispecific antibody targeting CD137 (4-1BB) and PD-L1, is in Phase 1. FS120, a first-in-class CD137/OX40 mAb² dual agonist bispecific antibody, is underway with a Phase 1 in monotherapy and PD-1 combination. SB 11285, a second-generation STING agonist for intravenous administration continues in Phase 1/2 trial, including combination with TecentriqTM.”

PROGRAM DEVELOPMENTS

First Patient Dosed in FS222 Phase 1 Clinical Trial: The first patient dosed in a Phase 1 trial evaluating FS222, a potentially best-in-class bispecific antibody targeting CD137 and PD-L1. With Clinical Trial Application (CTA) acceptance in Spain announced in November 2020, this multicenter, open-label, first-in-human trial will evaluate the safety, tolerability, and early signs of efficacy of FS222 in adult patients diagnosed with advanced malignancies.

FS118 European patent protection granted: The European Patent Office (EPO) granted a patent in January 2021 with claims protecting the composition of matter of F-star’s FS118 molecule. The expiry date of the patent, not including any potential extensions to the standard 20-year term of protection, is expected to be June 2037.

First Patient Dosed in FS120 Phase 1 Clinical Trial: The first patient was dosed in December of 2020. Preclinical data for FS120, a first-in-class dual-agonist tetravalent bispecific antibody targeting CD137 (4-1BB) and OX40, showed potential for improved efficacy with either checkpoint inhibitors or chemotherapy to drive anti-tumor responses without the need for Fcg receptor activation.

Multiple Posters at 2020 SITC Conference: In November of 2020, posters were presented on the FS118 Phase 1 trial, the FS118 unique bispecific mechanism of action and on the SB 11285 second generation STING agonist progress, both in monotherapy and in combination with PD-L1.

FS222 Poster Presentation at AACR: F-star will present a poster at AACR on April 10, 2021 titled ‘FS222, a Tetravalent Bispecific Antibody Targeting CD137 and PD-L1, is Designed for Optimal CD137 Interactions Resulting in Potent T cell Activation Without Toxicity’.

SUMMARY OF ANTICIPATED PROGRAM MILESTONES

DATE	PROGRAM	DETAIL
Mid- 2021	FS120	Update on accelerated dose titration
Mid- 2021	SB 11285	Update of Phase 1a/b including combination dosing with TecentriqTM
Q4 2021	FS222	Update on accelerated dose titration and initiation of PK/PD expansion cohorts
H1 2022	FS118	Phase II ( PoC) early efficacy analysis

FULL-YEAR 2020 FINANCIAL UPDATE

Cash Position - Cash and cash equivalents totalled $18.5M for the year ended December 31, 2020, compared to $4.9M for the year ended December 31, 2019. The increase in cash and cash equivalents was driven primarily by proceeds from the PIPE financing and cash resulting from the business combination in November 2020, and proceeds from our collaborations, offset by the Company’s operational needs during 2020.

R&D Expense - R&D expenses were $14.1M for the year ended December 31, 2020, compared to $31.4 M for the 2019 prior year end. The decrease in R&D expense was primarily due to the near completion of the FS118 Phase 1 study and the start-up costs of the FS118 proof of concept study in late 2020, decreased manufacturing costs resulting from manufacturing batch runs incurred in late 2019 supplying 2020 needs, a decrease in other R&D costs due to timing of development activities and the annual UK research and development tax credit.

G&A Expense – G&A expenses were $19.5M for the year ended December 31, 2020, compared to $15.3M for the full year 2019. This increase in G&A expense was primarily due to increased compensation related costs, non-cash share-based compensation expense, transaction costs, facilities and IT costs offset by reduced travel and conferences costs, primarily related to COVID-19 travel restrictions.

Net Loss Attributable to Common Shareholders - Net loss attributable to common shareholders was $25.6 million or ($9.69) per share, for the year ended December 31, 2020, as compared to a net loss of $23.0 million or ($14.89) per share for the year ended December 31, 2019.

CONFERENCE CALL AND WEBCAST

F-star will host a conference call today, March 29, 2021 beginning at 9:00 AM EDT. To join the webcast, go to website. The recording will be available on the company’s website in the Investors & News section.

About F-star Therapeutics, Inc.

F-star is a clinical-stage biopharmaceutical company developing tetravalent bispecific antibodies for a paradigm shift in cancer therapy. By developing medicines that seek to block tumor immune evasion, the Company’s goal is to offer patients greater and more durable benefits than current immuno-oncology treatments. Through its proprietary tetravalent, bispecific natural antibody (mAb²™) format, F-star’s mission is to generate highly differentiated best-in-class drug candidates with monoclonal antibody-like manufacturability. For more information visit www.f-star.com and follow us on LinkedIn and Twitter.

A recording of the conference call will be available on the ‘Events & Presentations’ section of the F-star website from March 29, 2021.

Forward Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. F-star undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” or the negative of these terms or other comparable terminology, which are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, the cash balances of F-star, the ability of F-star to remain listed on the Nasdaq Capital Market, F-star’s status as a clinical stage immuno-oncology company and its need for substantial additional funding in order to complete the development and commercialization of its product candidates, that F-star may experience delays in completing, or ultimately be unable to complete, the development and commercialization of its product candidates, that F-star’s clinical trials may fail to adequately demonstrate the safety and efficacy of its product candidates, that preclinical drug development is uncertain, and some of F-star’s product candidates may never advance to clinical trials, that results of preclinical studies and early stage clinical trials may not be predictive of the results of later stage clinical trials, that F-star relies on patents and other intellectual property rights to protect its product candidates, and the enforcement, defense and maintenance of such rights may be challenging and costly, and that F-star faces significant competition in its drug discovery and development efforts.

New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks, will be more fully discussed in F-star’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. Forward-looking statements included in this communication are based on information available to F-star as of the date of this communication. F-star does not assume any obligation to update such forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For further information, please contact:

For investor inquiries

Lindsey Trickett

VP Investor Relations & Communications

+1 240 543 7970

lindsey.trickett@f-star.com

For media inquiries

Helen Shik

Shik Communications LLC

+1 617-510-4373

Shik.Helen10@gmail.com

F-star Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,
	2020	2019
Cash and cash equivalents	$18,526	$4,901
Prepaid and other current assets	7,539	14,120
Other assets	37,544	19,457

Total assets	$63,609	$38,478

Accounts payable and other current liabilities	$16,977	$29,890
Other liabilities	3,638	52

Total liabilities	20,615	29,942

Total stockholders’ equity	42,994	8,536

Total liabilities and stockholders’ equity	$63,609	$38,478

F-star Therapeutics, Inc.

Condensed Consolidated Statement of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Year Ended December 31
	2020	2019
License revenue	$11,256	$28,321
Operating expenses:
Research and development	14,128	31,386
General and administrative	19,513	15,280
Impairment on intangible assets	—	4,152

Total operating expenses	33,641	50,818

Loss from operations	(22,385)	(22,497)
Other non-operating (expense) income:
Other (expense) income	(849)	197
Change in fair value of convertible debt	(2,386)	(1,450)

Loss before income taxes	(25,620)	(23,750)
Income tax benefit	1	737

Net loss	$(25,619)	$(23,013)

Net loss attributable to common shareholders	$(25,619)	(23,013)

Basic and diluted adjusted net loss per common shares	$(9.69)	$(14.89)

Weighted-average number of shares outstanding-basic and diluted	2,643,175	1,545,177